Exhibit 99.1

NPS Pharmaceuticals Reports Third Quarter 2012 Financial Results and Reiterates Year-end Cash Guidance

-- FDA Advisory Committee unanimously recommends approval of Gattex® (teduglutide) for adult patients with short bowel syndrome --

-- One out of seven patients has now achieved independence from PN/IV fluids in ongoing STEPS 2 study --

-- Conference call today at 8:30 AM ET --

BEDMINSTER, N.J.--(BUSINESS WIRE)--November 9, 2012--NPS Pharmaceuticals, Inc. (NASDAQ: NPSP), a specialty pharmaceutical company developing orphan therapeutics for rare gastrointestinal and endocrine disorders, today reported its results for the third quarter of 2012.

NPS reported a net loss of $3.3 million or $0.04 per diluted share for the third quarter of 2012, compared to a net loss of $12.3 million or $0.14 per diluted share for the third quarter of 2011. Cash and investments totaled $118.7 million at September 30, 2012, compared with $162.2 million at December 31, 2011. NPS continues to expect to end the year with at least $92 million of cash and investments.

“With last month’s unanimous recommendation by FDA’s Gastrointestinal Drugs Advisory Committee, Gattex is poised to become the first significant medical advance for the long-term treatment of SBS in nearly 40 years,” commented Francois Nader, MD, president and chief executive officer, NPS Pharmaceuticals. “Recent data from the Gattex clinical program demonstrate life-changing findings for patients. Specifically, one in seven patients has now achieved complete independence from parenteral support in our ongoing long-term STEPS 2 study. As a result of the committee’s positive vote, we will now be proceeding with the hiring of several key commercial positions and finalizing Gattex launch-readiness. This is a transformational period for NPS and we are thrilled to be one step closer to achieving our goal of bringing Gattex to the market early next year and addressing the unmet needs of people with short bowel syndrome.”

Dr. Nader added: “We also continue to make strong progress towards completing our Biologic License Application for Natpara as the first replacement therapy for hypoparathyroidism. We remain on track to deliver a submission in line with our mid-2013 guidance.”

Pipeline and other business highlights

Gattex® (teduglutide) in short bowel syndrome

  On October 16, 2012, the U.S. Food and Drug Administration’s (FDA) Gastrointestinal Drugs Advisory Committee voted unanimously to recommend approval of Gattex® (teduglutide) for adults with short bowel syndrome (SBS). The committee’s recommendation will be considered by the FDA in its review of the company’s New Drug Application (NDA). The Prescription Drug User Fee Act (PDUFA) action date for the Gattex NDA is December 30, 2012.
  NPS recently reported that five additional patients successfully achieved independence from parenteral nutrition (PN) and/or intravenous fluids (IV) in STEPS 2, an ongoing 24-month, open-label study in adult SBS. To date, 12 patients, or one out of seven, have achieved independence from PN/IV while on Gattex therapy in STEPS 2. Ten of the 12 patients were able to discontinue PN/IV after a year or more on Gattex reinforcing the positive effects of the long-term use of the drug. NPS expects STEPS 2 to complete in early 2013 and will report full results thereafter.
  At the American College of Gastroenterology Annual Scientific Meeting, investigators reported data related to the seven patients who previously achieved complete independence from PN/IV in STEPS 2. Demographics and disease characteristics for these patients varied widely. The duration of time the patients had been treated with Gattex at the time their PN/IV was discontinued ranged from six months to nearly two years.

Natpara® (recombinant human parathyroid hormone [1-84]) in hypoparathyroidism

  NPS continues to be on track to submit its Biologic License Application (BLA) to the FDA by mid-2013 seeking marketing approval of Natpara for hypoparathyroidism.
  At the Annual Meeting of the American Society for Bone and Mineral Research (ASBMR) investigators presented additional findings from the Phase 3 REPLACE study of Natpara® (rhPTH [1-84]) that showed Natpara initiated bone remodeling as demonstrated by significant increases in bone turnover markers. Investigators also reported results from RELAY, an eight-week study that evaluated 25μg or 50μg daily doses of Natpara and concluded that such dosages may be sufficient for a small percentage of patients with hypoparathyroidism.

NPSP790 and NPSP795 (calcilytics)

  The clinical development and manufacturing planning processes are underway for the clinical proof-of-concept study of the company’s calcilytic compounds, NPSP790 and NPSP795. NPS believes calcilytics may have clinical application in treating rare disorders involving increased calcium receptor activity, such as autosomal dominant hypocalcemia with hypercalciuria or ADHH.

Financial results

Royalties

Royalty revenues were $27.0 million for the third quarter of 2012, compared with $24.5 million for the third quarter of 2011. NPS earns royalties on (i) Amgen’s sales of Sensipar®/Mimpara® (cinacalcet HCl), (ii) Kyowa Hakko Kirin’s sales of REGPARA® (cinacalcet HCl), (iii) Nycomed’s sales of Preotact® (recombinant parathyroid hormone 1-84 [rDNA origin] injection), and (iv) Janssen Pharmaceuticals’ sales of NUCYNTA® (tapentadol) and NUCYNTA® ER (tapentadol extended-release tablets).

The components of royalties are summarized as follows:

In millions	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Royalty:
Sensipar	$23.0	$19.8	$65.2	$56.6
REGPARA	2.3	2.0	6.4	5.5
Preotact	1.0	2.1	4.8	6.5
NUCYNTA and other	0.7	0.6	2.1	1.6
Total	$27.0	$24.5	$78.5	$70.2

On November 15, 2012, the company will receive a cash payment of $15.0 million for the Sensipar royalties earned during the third quarter of 2012. The remaining $8 million of Sensipar royalties will be retained to repay a royalty advance received in August 2011 from Amgen.

Research and development

Research and development expenses were $18.0 million for the third quarter of 2012, compared with $20.2 million for the third quarter of 2011. The decrease in research and development expenses was primarily due to a reduction in costs associated with clinical development activities and the production of prelaunch Gattex inventory.

General and administrative

General and administrative expenses were $8.3 million for the third quarter of 2012, compared with $6.4 million for the third quarter of 2011. The increase in general and administrative expenses was primarily due to commercial-readiness activities for Gattex.

Interest expense

Interest expense was $4.4 million for the third quarter of 2012 and $10.6 million for the third quarter of 2011. Interest expense is largely attributable to non-recourse debt secured by the company’s Sensipar/Mimpara, REGPARA, and Preotact royalties. The decline in interest expense was primarily attributable to a reduction in the outstanding principal and interest rate associated with Sensipar/Mimpara-secured non-recourse debt.

Cash and investments

At September 30, 2012, the company’s cash, cash equivalents, and marketable investment securities totaled approximately $119 million compared with $162 million at December 31, 2011.

Long-term debt

At September 30, 2012, the company’s only recourse debt was $16.5 million in 5.75% convertible notes due in 2014.

All other debt on the company’s balance sheet is non-recourse and solely secured by its royalty rights related to Sensipar/Mimpara, Preotact, and REGPARA. After repayment of these obligations, as set forth in the agreements, the cash flows from the royalties will be paid to NPS.

The following table reflects the company’s non-recourse debt at September 30, 2012 and December 31, 2011:

In millions
	September 30, 2012	December 31, 2011
Non-recourse debt:
Sensipar/Mimpara-secured	$86.3	$126.8
Preotact-secured	43.8	48.3
REGPARA-secured	36.3	36.3
Total non-recourse debt	166.4	211.4
Less current portion	7.0	19.3
Total long-term non-recourse debt	$159.4	$192.1

Conference Call Information

NPS will host a conference call beginning today at 8:30 a.m. Eastern Time. To participate in the conference call, dial (800) 299-9086 and use pass code 55167232. International callers may dial (617) 786-2903, using the same pass code. In addition, a live audio of the conference call will be available over the Internet. Interested parties can access the event through the NPS website, http://www.npsp.com.

For those unable to participate in the live call, a replay will be available at (888) 286-8010, with pass code 27933265, until midnight Eastern Time, November 19, 2012. International callers may access the replay by dialing (617) 801-6888, using the same pass code. The webcast will also be available through the NPS website for the same period.

About NPS Pharmaceuticals

NPS Pharmaceuticals is a biopharmaceutical company focused on bringing orphan products to patients with rare disorders and few, if any, therapeutic options. NPS is advancing two late-stage registration programs. A New Drug Application is undergoing FDA review for Gattex® (teduglutide) as a treatment for adults with short bowel syndrome (SBS) and a Biologic License Application is being prepared for Natpara® (rhPTH[1-84]) in adult hypoparathyroidism. NPS' earlier stage pipeline includes two calcilytic compounds, NPSP790 and NPSP795, with potential application in rare disorders involving increased calcium receptor activity, such as autosomal dominant hypocalcemia with hypercalciuria (ADHH). NPS complements its proprietary programs with a royalty-based portfolio of products and product candidates that includes agreements with Amgen, GlaxoSmithKline, Janssen Pharmaceuticals, Kyowa Hakko Kirin, and Nycomed, a Takeda company.

About Gattex® (teduglutide) in adult short bowel syndrome

Gattex is a novel, recombinant analog of human glucagon-like peptide 2, a protein involved in the rehabilitation of the intestinal lining. It has been developed to reduce dependence on parenteral nutrition (PN) and intravenous fluids (IV) in adult patients with short bowel syndrome (SBS). Significant reductions in mean PN/IV infusion volume from baseline to end of treatment were seen in the Phase 3 studies of Gattex. In addition, some patients were able to be weaned off PN during these trials. The most common treatment-emergent adverse events with Gattex in the placebo-controlled studies that occurred at a higher frequency with Gattex were abdominal pain, upper respiratory tract infections, nausea, injection site reactions, abdominal distension, headaches, and gastrointestinal stoma complications.

Natpara® (rhPTH [1-84]) in hypoparathyroidism

Natpara is a bioengineered replica of human parathyroid hormone that is being developed by NPS for adults with hypoparathyroidism, a rare endocrine disorder that is characterized by insufficient levels of parathyroid hormone, the body’s principal regulator of calcium and phosphorus. In the randomized, placebo-controlled REPLACE study, treatment with Natpara resulted in significant reductions in calcium and active vitamin D supplements. Overall rates of adverse events during the 24-week treatment period were similar (90% vs. 96% Natpara and placebo, respectively). The spectrum of adverse events reflected underlying disease pathophysiology with most common being paresthesia, muscle spasms, headache, and hypocalcemia.

"NPS," "NPS Pharmaceuticals," "Gattex," and "Natpara" are the company's trademarks. All other trademarks, trade names or service marks appearing in this press release are the property of their respective owners.

Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements are based on the company's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Forward looking statements include, but are not limited to, statements concerning our future financial performance. Risks associated to the company's business include, but are not limited to, the risks associated with any failure by the company to successfully complete its preclinical and clinical studies within the projected time frames or not at all, the risk of not gaining marketing approvals for Gattex and Natpara, the risks associated with the company's strategy, global macroeconomic conditions, the impact of changes in management or staff levels, the effect of legislation effecting healthcare reform in the United States, as well as other risk factors described in the company's periodic filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K and Form 10-Qs. All information in this press release is as of the date of this release and NPS undertakes no duty to update this information, whether as a result of new information, future events or otherwise.

(Financial statements to follow)

NPS PHARMACEUTICALS, INC. AND SUBSIDIARIES Condensed Consolidated Statements of Operations (In thousands, except per share data) (Unaudited)

	Three Months Ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011

Revenues:
Royalties	$27,012	$24,483	$78,453	$70,244
Sale of royalty rights	--	--	25,000	--
Milestones and license fees	7	19	7	5,044
Product sales	--	99	--	99
Total revenues	27,019	24,601	103,460	75,387

Costs and expenses:
Cost of royalties	--	--	--	500
Cost of license fees	--	2	--	2,540
Research and development	17,957	20,227	70,797	52,267
General and administrative	8,329	6,413	25,769	17,028
Total operating expenses	26,286	26,642	96,566	72,335
Operating income (loss)	733	(2,041)	6,894	3,052
Other (expense) income:
Interest income, net	64	70	224	260
Interest expense	(4,444)	(10,589)	(14,445)	(31,150)
Other	323	211	795	225
Total other expense, net	(4,057)	(10,308)	(13,426)	(30,665)
Loss before income tax expense	(3,324)	(12,349)	(6,532)	(27,613)

Income tax expense	--	--	--	18
Net loss	($3,324)	($12,349)	($6,532)	($27,631)
Net loss per common and potential common share:
Basic	($0.04)	($0.14)	($0.08)	($0.35)
Diluted	($0.04)	($0.14)	($0.08)	($0.35)
Weighted average common and potential common share:
Basic	86,947	86,749	86,910	79,417
Diluted	86,947	86,749	86,910	79,417

NPS PHARMACEUTICALS, INC. AND SUBSIDIARIES Condensed Consolidated Balance Sheets (In thousands) (Unaudited)
	September 30, 2012	December 31, 2011
Assets:
Cash, cash equivalents and marketable investment securities	$118,723	$162,233
Account receivable	28,074	29,532
Other current assets	4,681	7,863
Property and equipment, net	4,097	4,346
Goodwill	9,429	9,429
Debt issuance costs, net	462	577
Total assets	$165,466	$213,980

Liabilities and Stockholders’ Deficit:
Current liabilities	$29,567	$43,603
Convertible notes	16,545	16,545
Non-recourse debt, less current portion*	159,400	192,085
Other long-term liabilities	6,695	7,863
Total liabilities	212,207	260,096

Common stock and additional paid-in capital	950,212	944,430
Accumulated other comprehensive income	29	(96)
Accumulated deficit	(996,982)	(990,450)
Total stockholders' deficit	(46,741)	(46,116)
Total liabilities and stockholders' deficit	$165,466	$213,980

* Non-recourse debt secured by Sensipar®/Mimpara®, Preotact® and REGPARA® royalty revenue

CONTACT:
NPS Pharmaceuticals, Inc.
Susan M. Mesco, 908-450-5516
smesco@npsp.com